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Exhibit 99.1

FOR RELEASE: Oct. 25, 2005

Isonics' CEO James E. Alexander Addresses Shareholders

        Golden, Colo.—Oct. 25, 2005—Isonics Corporation (NASDAQ: ISON) released today the text of CEO James E. Alexander's address at a meeting of shareholders held in Golden, Colorado, Oct. 25, 2005. During the meeting, Mr. Alexander provided an update for Isonics' recently announced advanced products for the homeland security industry.

Address to Isonics Shareholders by James E. Alexander on October 25, 2005

        I want to extend a warm welcome to our shareholders and our guests at the Isonics October 25 meeting of shareholders. Our purpose for this meeting is to provide an update for some of our recently announced advanced technologies and products for the homeland security industry and to provide a general update on our other product divisions and to conduct general shareholder business.

        Isonics Corporation remains strongly committed to the development of next-generation advanced technologies, products and services for the homeland security market—fulfilling a critical need to protect citizens against terrorist threats and attacks. Isonics anticipates that focusing on homeland security will give us the opportunity to expand our market presence in many burgeoning counter-terrorism, public safety and defense segments—both in the U.S. and overseas. Our overall strategy is to build this division into a multi-dimensional growth business. Our overall goal, as always, is to generate increased value for our shareholders and to move the company toward profitability as soon as practical.

        As most of you know, we have begun sales and marketing efforts for several new security products and systems for both the private and public sectors.

NeutroTest™

        One of the advanced applications that we are offering in the security sector is our handheld, portable NeutroTest™ explosive detection device. These units are designed to search for and evaluate unexploded military ordnance and other explosives. NeutroTest™ uses neutron technology to detect the presence of explosives concealed in suitcases, containers and packages—even when hidden behind dense materials such as steel that can thwart other common security detection methods, such as x-ray systems.

        Among NeutroTest™'s most important features are its portability and speed. It weighs only a few pounds and can be easily transported to the location of the potential threat. And NeutroTest™ works much faster than some other technologies and products.

        As previously announced, Isonics sold and delivered two NeutroTest™ units to a German customer in the first half of calendar year 2005. This customer has expressed his satisfaction with NeutroTest™ and, according to our agreement, has provided feedback regarding product improvements which would increase NeutroTest™'s functionality. Isonics is incorporating these changes into the version of NeutroTest™ which will be introduced into the U.S. market. This version of NeutroTest™ is designated NT2.

        A prerequisite for making an NT2 sale to a U.S. customer is that the customer must obtain a radioactive materials license to own and operate the device. NT2 contains a small radioactive source which provides neutrons which are essential in the product's operation. The company's ability to actively seek and accept customer orders has been hampered by the licensing process taking longer than we had reasonably anticipated.

        In an effort to mitigate these delays, Isonics has reached an agreement with a third party to establish a fully licensed NeutroTest customer demonstration and training facility in the U.S. This fully licensed facility will allow Isonics to demonstrate NT2 to potential customers and to provide training for customer personnel after orders are received.

        We expect to have a commercial NT2 available for customer evaluation in December and will be prepared to accept orders for first calendar quarter 2006 delivery.

EnviroSecure™

        Last week, we introduced EnviroSecure™, a new detection system based on proven technology that monitors and identifies chemical weapons and toxic substances in airports, mass transit facilities, sports venues, and in public and private sector office buildings. Earlier generations of this product have been continuously monitoring the air for toxic substances and chemical weapons in the German parliament building in Berlin since 1999. We are very pleased to bring EnviroSecure™ to the U.S. market, a market that we calculate could potentially be as large as $5 billion.

        Homeland defense industry experts rate chemical weapons or gas attacks as the second biggest threat next to explosives. We know from our initial sales efforts that this threat is being taken very seriously by some very large potential customers in both the public and private sectors.

        Let me emphasize that this is not a futuristic product idea or a technology that requires a testing period or further development before it is ready for market; rather, it is being manufactured now and is ready for immediate installation in any size building. EnviroSecure™ is capable of monitoring for the complete range of traditional chemical warfare agents including Sarin, VX, Tabun, Soman, chlorine, Phosgene, and hydrogen cyanide. The EnviroSecure™ system is a "smart" system—it can be "trained" to recognize any specific volatile compound and to classify each compound as either harmful or benign, based on application—specific requirements.

        This is a system that can provide crucial early detection of a chemical weapons attack, such as the Sarin gas attack that was committed against the Tokyo subway system in 1995.

        The Isonics EnviroSecure™ system is based on proven ion mobility spectroscopy, or IMS,—a "sniffer" technology originally developed by Isonics' minority-owned German subsidiary IUT-Berlin. EnviroSecure™ hardware is being manufactured for Isonics under contract in Germany. Isonics will handle the sales and marketing effort in the United States and provide installations for customers who purchase the system.

        We have begun the process of marketing the EnviroSecure™ system to government officials as well as private building owners through our existing sales organization. We are presently in discussions with several potential buyers in both the public and private sector. Due to the sizeable market opportunity, we are looking to expand the marketing and sales effort through independent sales representatives who are already marketing to the homeland security marketplace. We have had had a number of inquiries in the past week from outside sales organizations who have expressed an interest in helping us market EnviroSecure™.

PPSC

        Our latest acquisition, Protection Plus Security Corporation, or PPSC, with approximately $13 million in unaudited annual revenues for the year ended December 31, 2004, significantly increased Isonics' revenue run rate and expanded our customer base, giving Isonics ready opportunities to cross-market our homeland defense products and systems. Among the areas we are targeting is the fast-growing sector of aviation and airport security.

        Thanks to the PPSC acquisition, quarter over quarter, our fiscal first quarter 2006 revenues of $5.1 million more than doubled our fiscal fourth quarter 2005 revenues of $2.4 million. Additionally, in late August, PPSC was awarded more than $4.8 million in new contracts ranging from one to three years.

        We are in the process of enhancing PPSC's existing personnel and expertise with products based on new Isonics technologies in order to penetrate important security industry growth areas.

Semiconductors

        Isonics will continue to focus on the manufacturing of silicon-on-insulator, or SOI, wafers for advanced applications—anticipated to be an increasingly important revenue source for the Company. SOI-based microchips exhibit higher performance and use less energy than chips manufactured from traditional silicon wafers. This makes them ideal for mobile devices such as cell phones, hand-held PDAs and similar battery-powered consumer devices. The worldwide SOI wafer market is estimated by industry experts to be more than $400 million in 2006.

        The Company has entered the 300mm wafer market—part of Isonics' plan to move its semiconductor segment toward profitability. The larger size wafer provides considerable cost savings over smaller diameter wafers for domestic chip manufacturers who mainly rely on Asian suppliers. Isonics has also qualified as a supplier of 300mm wafer reclaim services and received a blanket purchase order from a major global semiconductor manufacturer. The order—an important milestone for Isonics—is expected to provide a 25% positive impact on Isonics' semiconductor segment revenues going forward. Deliveries of the 300mm wafers to this new customer began in August.

Life Sciences

        In response to a growing market demand, Isonics Life Sciences Division has developed new sources for Actinium-225, a rare radioisotope used in cancer treatment. We also have an agreement with Central Radiopharmaceutical Services, Inc. for the joint production and marketing of Indium-111, an isotope used in the diagnosis of cancer and other medical conditions. We believe these positive developments will help offset the softness due to oversupply in the Oxygen-18 markets.

Management/Board of Directors

        Since April of this year, Isonics has strengthened its Board of Directors and has added key management talent. We are pleased that such accomplished individuals have accepted our invitation to help guide and grow our enterprise.

        C. Stewart Verdery Jr., former Assistant Secretary for Homeland Security and a prominent, accomplished Washington, D.C., attorney, joined Isonics' Board of Directors. He is an established authority on homeland defense and security matters, and brings the skills and relationships of a longtime Washington, D.C., political professional.

        Mr. Verdery's professional background in homeland security includes various positions in the federal government's Executive branch and Congress, as well as in the private sector. He was nominated by President Bush and confirmed by the U.S. Senate in 2003 as Assistant Secretary for Homeland Security for Border and Transportation Security Policy and Planning, a position in which he led his department's efforts to develop and implement policies related to cargo security and international trade, transportation security, narcotics trafficking, immigration, visas and other law enforcement priorities.

        Mr. Verdery currently is a principal at the Washington consulting firm Mehlman Vogel Castagnetti, Inc., and an Adjunct Fellow at the Center for Strategic and International Studies in their Homeland Security division.

        Isonics also named Fortune 500 executive and veteran investment banking professional Dr. Richard Hagman to the Company's Board of Directors and as chair of the Board's Audit Committee. He has more than 20 years of corporate management and top-tier executive experience in several Fortune 500 companies.

        Marshall Combs, a 30-year veteran of U.S. government security programs, joined Isonics this month as Vice President of Risk Management Assessment, following his retirement as Director of the Office of Security for the U.S. Department of Energy.

        We were gratified that Isonics has been included recently in the Russell Microcap Index, a new benchmark established in June that is designed to track performance of 2,000 companies in the microcap universe.

        And most recently, the Company has engaged the investor relations services of CTA Public Relations to help the Company design and execute a national proactive investor relations and media relations program that will target small cap money managers, securities analysts and other investors, along with financial publications and business media.

Conclusion

        To summarize, Isonics has worked hard to identify market opportunities that leverage our expertise in advanced materials, targeting opportunities and products to position the company for future growth. With the introduction of the advanced detection products for the homeland defense markets in particular, such as those we have discussed today, we are firmly focused on what we believe is our best opportunity to grow the company.

        On behalf of Isonics management and Board of Directors, I would like to thank you all for your participation, and I will now answer any questions you may have.

About Isonics Corporation

        Isonics Corporation has three business divisions: (1) Isonics Semiconductor, (2) Isonics Life Sciences, and (3) Homeland Security and Defense. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals, silicon-on-insulator wafers, wafer reclaim services and test wafers, including 300mm, for the semiconductor industry. Isonics' Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent at the present time as we proceed to develop further our neutron-based detection technologies. Additional information may be obtained at the Company's Web site at www.isonics.com.

Cautionary Statement

        Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's most recent 10-KSB and reports subsequently filed with the Securities and Exchange Commission, which include the Company's historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward- looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company's filings with the Securities and Exchange Commission.

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CONTACT:
	Isonics Corporation	or	CTA Public Relations
	James E. Alexander		Bevo Beaven, VP/GM or Bill Conboy, VP
	303-279-7900		(303) 665-4200

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Isonics' CEO James E. Alexander Addresses Shareholders